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AEROJET ROCKETDYNE HOLDINGS, INC.

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The following is a transcript of a television interview on CNBC with the Chief Executive Officer of L3Harris Technologies, Inc., dated December 19, 2022:

Morgan Brennan, CNBC: Welcome back to “Squawk on The Street.” Defense contractor L3Harris agreeing to buy rocket engine maker Aerojet Rocketdyne in an all-cash deal valued at $4.7 billion after Lockheed Martin’s attempt to buy Aerojet was abandoned after regulators sued to block that deal earlier this year. Today shares of L3Harris and Aerojet, they’re moving in opposite directions. L3 is down about 3.5% and Aerojet is up about 1.5%. But joining us here on set is L3Harris Technologies’ Chair and CEO Chris Kubasik. Chris, great to have you back.

Chris Kubasik, L3Harris CEO and Chair: Always good to be back. Thanks, Morgan.

Morgan Brennan, CNBC: So, Aerojet Rocketdyne has been in play for a while as we know especially given what happened with the scuttled deal with Lockheed Martin. Tell me how your deal to acquire Aerojet came together.

Chris Kubasik, L3Harris CEO and Chair: Yeah, well first of all, Morgan, I think this ties in perfectly with the strategy I laid out four years ago. Starting with the merger of L3 and Harris, we wanted to build a company to provide more competition for the Department of Defense. So, the fact that we’re growing organically and inorganically is not a big surprise. This is going to benefit the customers, it’s going to benefit the shareholders and it’s going to benefit the employees. The customers want to strengthen competition and they want to bolster the defense industrial base. And this acquisition does it. Aerojet Rocketdyne being part of L3Harris, we have the scale and the strength to invest in people, processes, R&D, and we all know competition spurs innovation. Customer loves innovation, I love innovation, and the employees love innovation. From a shareholder perspective, this fills in a gap in our portfolio, which are the weapons systems and I think when you look at the budget, you look at the national defense strategy, this is an absolute growth market. We’re going to add $7 billion of backlog, 3x their annual revenue, it’s accretive on EPS, accretive on cash, and it makes a lot of sense financially. And then the employees can’t wait to welcome the 5,000 employees to L3Harris. We’re a technology company, they’re a technology company. We’re focused on national security for the U.S. and our allies, and 50,000 strong after the merger closes, it’s going to be exciting.

Morgan Brennan, CNBC: I want to get more into what this means in terms of a future L3Harris portfolio and what Aerojet brings to the table, especially because space has been such a big, outsized growth area, including when it comes to defense spending. But first, what makes you feel confident that you can get this deal done in front of the FTC when Lockheed couldn’t.

Chris Kubasik, L3Harris CEO and Chair: That was two years ago, different time, different company. I think the government is going to look at four things. Number one, they’re going to look at does this strengthen competition, and it absolutely does. Secondly, they’re going to say does this bolster the defense industrial base, this company will have the strength and power of L3Harris behind it, it does. They’re going to look at us and see these are two new markets we’re getting into, weapons systems, space propulsion, no overlap, no vertical integration. And then they’re going to look at the concept of merchant supplier. L3 was formed 25 years ago as a merchant supplier. It’s an interesting term. It basically means will you sell your products to whoever you need to. Aerojet has that business model; we’re going to maintain it. We absolutely want to sell these to the primes, to the OEMs, to the end user, so when you look at those four criteria, I think it makes sense. There’ll be a thorough review, we’ll respond, they’ll respond. I respect the process and we’ll see how it plays out in 2023.

Morgan Brennan, CNBC: The merchant supplier piece of this is certainly key. I think about CEOs at other defense primes who were very vocal about the last potential tie up with Aerojet. Greg Hayes at Raytheon coming to mind, who had said that Aerojet needs quote “adult supervision” just recently, given the fact that the company is going through a lot, has come through a lot. How do you apply adult supervision to that supply chain, which has been an issue for Raytheon and many others?

Chris Kubasik, L3Harris CEO and Chair: As you can imagine, I reached out to Raytheon, ULA, Lockheed and all of our customers last night. So we’ve already been in contact, and they understand our strategy and what we want to do. I think the entire industrial base is struggling with supply chain challenges. It’s pretty well documented, and I think we have the processes and the controls and the people that are going to be able to help improve the performance of this company. I go back to the L3 and the Harris merger, we took out over $600 million of cost. We have common systems, we have common processes, we understand the industry, we understand operations, we understand program management and I’m excited to get this deal behind us.

Morgan Brennan, CNBC: So, talk to me a little bit more about portfolio mix and what that’s going to mean in terms of future earnings. I ask that because a big portion of the L3Harris portfolio is “short-cycle business.” According to Jefferies, it’s about 40%. For Aerojet Rocketdyne, 100% long-cycle business, which means that some of those big revenue opportunities on the horizon for Aerojet are going to be coming down the pipe in a couple of years, things like nuclear deterrents, missile defense of the homeland, ULA, which you mentioned, the new Vulcan rocket, which has a huge launch deal with Amazon’s Project Kuiper satellite constellation, NASA’s Artemis, hypersonics, which eventually will become more meaningful within the defense budget. I guess I just sort of laid it out. But how do you balance that portfolio versus the amount of debt you’re taking on both between this and the Viasat acquisition?

Chris Kubasik, CNBC: Great question. So when I look at our portfolio, L3Harris historically is known for situational awareness from space and airplanes, our resilient comms with our radios and our networks, and sensors. We have sensors in space, air, maritime and ground. So the missing piece was the weapons. And then a couple months ago we announced Viasat – which I know how we feel about acronyms, JADC2 – connecting all that. So I feel real comfortable that when these two deals are behind us, we have the portfolio and all the right domains, all the right areas. I wouldn’t anticipate doing anything for several years and, in fact, we have some noncore assets that’ll probably sell in 2023 when the financing market turns around, pay down the debt. That’s how I see the next couple of years playing out.

David Faber, CNBC: Chris, if I can come back to the antitrust question, you mentioned that you spoke with Raytheon. I don’t know if it was Greg Hayes or management team there, but they were one of key opponents of the last deal, Lockheed Martin. Did they give you any assurances that they wouldn’t give you trouble here?

Chris Kubasik, L3Harris CEO and Chair: No, we exchanged emails, gave them a heads up and he congratulated me, and we said we’ll get together and talk about the future together. But they understand the importance of these systems getting to them so they can meet their ultimate commitment. So it was a good exchange, and we’ll see how it plays out. I’m hoping he’ll be supportive as will others.

David Faber, CNBC: Quick follow-up on the financials as well. I’m just looking here, their margins are well below yours. They’re at 14%. Is that an opportunity for you or is that more a function of their business in terms of where their adjusted EBITDA margins stand right now?

Chris Kubasik, L3Harris CEO and Chair: I think it’s an opportunity, absolutely. I think we have a good track record of being able to improve margins through our continuous improvement program, the leverage of being part of a larger organization for supply chain and such, and I think that’s something we’ll be able to work on. We’re all struggling with the inflationary headwinds. These contracts tend to turn over every year or two, so we’ll be able to reprice them based on current cost and pricing data, so I’m excited about the margin upside as well.

Morgan Brennan, CNBC: OK. NDAA, the defense policy bill, annual defense policy bill, just signed into law. It authorizes an 8% top line increase in defense spending. When would you expect to start to see that increased money, that increased demand result in sales, and how does supply chain factor into that since I know you, along with everybody else in the industry, has been dealing with those issues?

Chris Kubasik, L3Harris CEO and Chair: Yeah, well we actually need to get the omnibus bill passed because we’re still in a continuing resolution. I’m hearing that could happen this week. So once we get the appropriations approved, 75-80 days into the year, later than any of us like, the only people that dislike the continuing resolution more than industry is our customers. We have to have a budget. When that happens, I think awards are going to start flowing. We have the short-cycle business so we can see some things in 2023 and the longer-cycle business thereafter so 8% is great. You and I were at the Reagan National Defense Forum as you recall. I think the administration has done a great job laying out the national defense strategy, aligning a budget to that strategy – we need to get it approved and then the money can flow to the industry and down to the suppliers.

Morgan Brennan, CNBC: All right my final question for you, you pointed this out to me and I’m going to bring it up now on TV. But you took over at L3 in 2018 as CEO, that was almost five years to the day. You actually joined me here on set at the New York Stock Exchange when that happened. Since then, you’ve merged with Harris, you’ve bought Viasat earlier this quarter, now Aerojet. Somewhere in the middle of that, or I should say earlier this year, you struck that deal with Shield Capital to develop future technologies as well. What does the future look like for L3Harris, what are you working towards and are there more acquisitions as a part of that future?

Chris Kubasik, L3Harris CEO and Chair: Ya, well great question. It has been a busy five years now that I reflect on it. Look 2023 is going to be very straightforward. We’re going to have to focus and execute on the programs that we have. We have three separate segments. Those leaders are going to focus on the customers, the strategy and their programs. We’re going to get Viasat integrated. That should close hopefully in January of this year. We’ve cleared the HSR process, NSA’s approved it, the UK has approved it. We’re just waiting for Australia so we’ll integrate that. We’ll get Aerojet approved and start that integration. And then we’ll make some divestitures to pay down debt. So, I think 2023, 2024, 2025 is going to be focused on execution, grow organically, de-lever a little bit, keep our investment-grade rating and then see where we go beyond that. But we’re having a lot of fun and it’s just great to be on stage with you and David again.

Morgan Brennan, CNBC: Chris Kubasik, CEO of L3Harris, thanks for joining us today.

Chris Kubasik, L3Harris CEO and Chair: All right, thank you, happy holidays.

Morgan Brennan, CNBC: You too.

Additional Information and Where to Find It

In connection with the proposed transaction with L3Harris Technologies, Inc. (“L3Harris”), Aerojet Rocketdyne Holdings, Inc. (the “Company”) will file relevant materials with the Securities and Exchange Commission (the “SEC”). The Company’s stockholders are urged to read the proxy statement (including any amendments or supplements thereto) and other relevant documents in connection with the proposed transaction when available because they will contain important information about the proposed transaction. Once filed with the SEC, a copy of the proxy statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov. In addition, you may obtain free copies of the proxy statement (when it becomes available) and the other documents filed by the Company with the SEC by requesting them in writing from Aerojet Rocketdyne Holdings, Inc., Attn: Corporate Secretary, 222 N. Pacific Coast Highway, Suite 500, El Segundo, California 90245, telephone: (310) 252-8100, or from the Investor Relations section of the Company’s website at http://rocket.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the proposed transaction, including their ownership of common stock of the Company, can be found in the Company’s Annual Report Amendment filed on Form 10-K/A with the SEC on May 2, 2022. To the extent ownership of the Company’s securities by its directors and executive officers has changed since the amounts disclosed in the Annual Report Amendment, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. You can obtain free copies of these documents on the SEC’s website or from the Company’s website. Stockholders will be able to obtain additional information regarding the Company’s directors and executive officers, including their interests, by reading the proxy statement and other relevant documents that the Company will file with the SEC when they become available.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including, among other things, statements regarding the proposed transaction and the expected benefits and anticipated timing of the proposed transaction. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from the results reflected in these forward-looking statements.

Such factors include risks and uncertainties specific to this transaction, including, but not limited to, adverse effects on the market price of the Company’s common stock and on the Company’s operating results because of failure to complete the transaction (due to failure to obtain stockholder or regulatory approvals or to satisfy all of the other conditions to the transaction), uncertainties as to the timing of the consummation of the transaction, failure by the parties to successfully integrate their respective businesses, processes and systems in a timely and cost-effective manner, significant transaction costs, unknown liabilities, the success of the Company’s business following the transaction, potential litigation relating to the transaction, general economic and business conditions that affect the Company following the transaction, and other economic, business, competitive and/or regulatory factors affecting the proposed transaction.

In addition to the factors mentioned above, factors relating to future financial operating results that could cause actual results to differ materially from those described herein include, but are not limited to: the ongoing effects of the COVID-19 pandemic; reductions, delays or changes in U.S. government spending; cancellation or material modification of one or more significant contracts; a significant decrease in the demand for the products the Company offers as a result of changing economic conditions or other factors; failure to secure contracts; actions by competitors offering similar products; regulatory, legislative and technological developments that may affect the demand for or costs of the Company’s products; and other factors discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed on February 18, 2022 and Quarterly Report on Form 10-Q filed on November 1, 2022, which are on file with the SEC, and in the Company’s subsequent SEC filings.

These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature, and investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any of the forward-looking information included in this communication, whether as a result of new information, future events, changed expectations or otherwise.